Exhibit 99.1

                    FIRSTAMERICAN CAPITAL CORPORATION
                        SHAREHOLDER MEMORANDUM

TO:	  SHAREHOLDERS OF FIRST AMERICAN CAPITAL CORP.

FROM:	  HARLAND PRIDDLE, CHAIRMAN OF THE BOARD OF DIRECTORS

SUBJECT:  ANNUAL SHAREHOLDERS' MEETING, 2004

DATE:	  JUNE 10, 2004

   We held our scheduled First American Capital Corporation's Annual Shareholders' Meeting on June 7. While we had a respectable turnout of your fellow shareholders (more than 1.13 million shares were represented in person or by proxy), we are sorry to report we did not receive a sufficient number of proxies combined with the shares of those present to constitute a quorum (for quorum, the total of votes received from those attending the meeting and those who submitted proxies must be at least 33 and 1/3% of outstanding shares, yet the Company received just 24%).

   Consequently, the Company was unable to proceed with the election of directors. To ensure our shareholders have an opportunity to vote their shares, we have called another meeting for 11:00 a.m. on July 6, 2004, at the Topeka Holiday Inn, 605 SW Fairlawn, in Topeka, Kansas.

   To avoid the additional expenses associated with repeated meetings, I urge you to return the enclosed proxy materials today so that we may have a quorum in July. You may mail your proxy in the enclosed envelope, or use our toll-free fax line to send us your proxy: 1 (866) 921-0921. If you fax your proxy, you must fax both sides of the proxy card.

   If you have already voted, you do not need to resubmit your proxy. These previously submitted proxies will be counted at our meeting in July.

   Attendees of the June Shareholders' Meeting received a management briefing, providing a summary of First American Capital's recent accomplishments and results including:

a. Corporate assets as of December 31, 2003 rose to $20.7 million, an increase of $1.9 million from the previous year. Assets at the end of the first quarter of 2004 increased an additional $973,000.

b. Net Income, although negative at the close of 2003, improved dramatically in the first quarter of 2004 to $367,000, due in large part to well-timed investment decisions. Earnings per share during this period climbed to $0.08, compared to ($0.10) at the end of 2003.

c. Corporate revenues increased by $155,000 from 2002 year-end as of December
   31, 2003, reaching $4.3 million.   Operating costs and expenses have begun
   to trend downward as a result of several new management initiatives.

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   During the meeting's question and answer period, we responded to shareholder questions, including questions regarding establishing a publicly traded stock capability, finalizing plans for profitability, and increasing shareholder value. In response, we assured those present that the Company remains committed to making progress on each of these matters, and we described some of the initiatives already underway.

   In closing, I again urge you to participate in the voting and election process by completing and returning the enclosed proxy card today or making
plans to join us July 6th in Topeka.   We have made substantial progress and
want to continue to move the company forward, but we need your vote to continue.

   Thank you for your time.  We hope to hear from you soon.


                FIRST AMERICAN CAPITAL CORPORATION

                          COMPANY LOGO

                           TOLL FREE

                    Telephone: 1.866.211.0811

                    Facsimile: 1.866.921.0921

                  1303 SW First American Place
                        Topeka, KS 66604



The Company's March 31, 2004 financial statements are included in its Form 10-Q Quarterly Report filed with the Securities and Exchange Commission on May 17, 2004, which can be accessed through the SEC's web site at www.sec.gov. These financial statements should be read in their entirety, together with Management's Discussion and Analysis included in such Report. Please note that statements contained in this memorandum that are not historical facts may constitute forward-looking statements. Actual results may differ materially from those stated or implied in the forward-looking statements. The Company assumes no obligation to update the information contained in this memorandum.